Exhibit 3.1
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
ARTICLES SUPPLEMENTARY

Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.1 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 50,000,000 authorized but unissued shares of Class A Common Stock, $.01 par value per share, of the Corporation (the “Class A Shares”) and 50,000,000 authorized but unissued shares of Class T Common Stock, $.01 par value per share, of the Corporation (the “Class T Shares”) as shares of Class I Common Stock, $.01 par value per share, of the Corporation (the “Class I Shares”), with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total number of Class A Shares, Class I Shares, and Class T Shares which the Corporation has authority to issue after giving effect to these Articles Supplementary are 200,000,000, 100,000,000 and 200,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class I Common Shares

(1)    Designation and Number. A class of Common Shares, designated as the Class I Common Stock, $0.01 par value per share (the “Class I Shares”), is hereby established. The number of authorized Class I Shares shall be 100,000,000.

(2)    Definitions. As used herein, the following term shall have the following meaning unless the context otherwise requires:

(a)    Net Asset Value per Class I Share. The term “Net Asset Value per Class I Share” shall mean the net asset value of the Corporation allocable to the Class I Shares, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Class I Shares.

(3)    Treatment as Class A Shares and Class T Shares. Except as set forth in Sections 4 and 5 below, the Class I Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class A Shares and Class T Shares and all provisions of the Charter applicable to the Class A Shares and Class T Shares, including, without limitation, the provisions of Articles V, shall apply to the Class I Shares.

(4)    Rights Upon Liquidation. The holder of each Class I Share shall be entitled to be paid, out of Assets that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per Class I Share.

(5)    Voting Rights. Class I Shares shall vote together with Class A Shares and Class T Shares as a single class on all actions to be taken by the Stockholders; provided, however, the affirmative vote of a majority of the then outstanding Class I Shares, with no other class of Common Shares voting except the Class I Shares voting as a separate class, shall be required (a) to amend the Charter if such amendment would materially and adversely affect the rights, preferences and privileges of the Class I Shares; (b) on any matter submitted to Stockholders that relates solely to the Class I Shares; and (c) on any matter submitted to Stockholders in which the interests of the Class I Shares differ from the interests of any other class of Common Shares.

SECOND: The Class I Shares have been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer and Treasurer on this 13th day of January, 2017.

ATTEST:	CARTER VALIDUS MISSION CRITICAL REIT II, INC.

/s/ Todd M. Sakow                By: /s/ John E. Carter
Name: Todd M. Sakow             Name: John E. Carter
Title: Chief Financial Officer and Treasurer Title: Chief Executive Officer